Exhibit 10.2

May 11, 2020

William A. Hendricks, Jr.

Re:	2020 Phantom Unit Award

Dear Andy,

The Compensation Committee (the “Committee”) of the Board of Directors of Patterson-UTI Energy, Inc. (the “Company”) has granted you a target award of 298,500 phantom units (the “Phantom Units”) pursuant to the terms and conditions of this letter agreement (this “Agreement”). A total of 0% to 200% of the target Phantom Units will vest subject to the attainment of certain performance criteria over a three-year performance period ending March 31, 2023 (the “Performance Period”) as more fully set forth in that certain Share-Settled Performance Share Award Agreement between you and the Company dated April 7, 2020 (the “PSU Agreement”).

The Phantom Units are granted outside of the Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan (as amended and restated effective as of June 29, 2017 and as thereafter amended from time to time, the “Plan”), but will be subject to terms and conditions substantially identical to the terms and conditions set forth in the Plan as if the award were an award of performance shares granted under the Plan, with the exception of Article 10 and specifically Section 10.5 thereof which, for the avoidance of doubt, do not apply to the Phantom Units.  Capitalized terms used, but not defined in this Agreement have the meanings ascribed to them in the Plan.  For purposes of any other plan or agreement between you and the Company, the Phantom Units shall further be treated as if they were “performance shares” or “performance units.”

1.

Phantom Units.  Each Phantom Unit represents the right to receive a cash payment in an amount equal to the average of the closing price of one share of common stock of the Company, par value $0.01 per share (a “Share”), on the principal stock exchange on which the Shares are then listed for the twenty (20) consecutive trading days preceding March 31, 2023, or if the Shares are not then traded on a principal stock exchange, the value of one Share as determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

2.

Vesting of Phantom Units.   Within seventy-five (75) days following the completion of the Performance Period, the Committee will assess and certify the Company’s performance against the performance criteria set forth in Section 1 of the PSU Agreement.  Upon such certification, and subject to your continued active employment with the Company through March 31, 2023, you will vest in a number of Phantom Units equal to the difference between (A) the number of Shares that you would have received under the PSU Agreement had a total target amount of 370,500 PSUs been granted to you thereunder and had such PSU Agreement limited the total number of Shares that could be issued to you thereunder to 200% of such amount; and (B) the number of Shares actually issued to you under the PSU Agreement. For the avoidance of doubt, no more than 597,000 Phantom Units will vest hereunder.

3.

Settlement of Phantom Units; Dividend Equivalents; Taxes.   Any Phantom Units that vest hereunder will be settled through a cash payment made to you (or, if applicable, the legal representative of your estate) as soon as practicable following the Committee’s certification of the Company’s performance as described in Section 2 hereof and in all events by no later than June 15, 2023.  Such payment will be net of all applicable taxes and withholdings. No Dividend Equivalents will be paid or accrue with respect to any Phantom Units granted hereunder.

4.

Termination of Employment/Change in Control.  In the event your employment with the Company terminates, or a Change in Control of the Company (as defined in the PSU Agreement) occurs, in each case before March 31, 2023, the following provisions will apply.

a)

Termination Generally.  Except as specified in Section 4(b) and 4(c) below, all of your rights under this Agreement, including all rights to any Phantom Units granted hereunder, will lapse and be completely forfeited on the date your employment terminates prior to March 31, 2023 for any reason other than death, Disability (as defined in the PSU Agreement) or Retirement (as defined in the PSU Agreement).

b)

Death, Disability or Retirement.  Notwithstanding any other provision of this Agreement to the contrary, if your employment with the Company terminates due to your death, Disability, or Retirement after the completion of at least one month of the Performance Period and on or before March 31, 2023, you will be entitled to a pro-rata number of the Phantom Units otherwise earned hereunder in an amount equal to the product of (i) and (ii) where (i) is the amount you would have received under this Agreement if your employment with the Company had not been terminated due to your death, Disability or Retirement before March 31, 2023 and (ii) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of your death, or your termination of employment with the Company due to a Disability or Retirement up to a maximum of 1095 days and the denominator of which is 1095.

c)

Change in Control.  Notwithstanding anything in the Agreement to the contrary, the Company (or its successor) will cause to be paid to you immediately preceding a Change in Control of the Company an amount equal to the product of the average of the closing price of one Share for the twenty (20) consecutive trading days preceding the Change in Control and 298,500 Phantom Units and thereafter the Company (or its successor) will have no further obligations to you pursuant to this Agreement; provided, however, that this Section 4(c) will not apply if you are the Covered Person (as defined in the PSU Agreement) or form part of the Covered Person that acquires 35% or more of either the Outstanding Company Common Stock (as defined in the PSU Agreement) or Outstanding Company Voting Securities (as defined in the PSU Agreement) and such acquisition constitutes a Change in Control of the Company.

5.	Section 409A. This Agreement and the Phantom Units awarded hereunder are subject to payment timing and other restrictions substantially identical to those set forth in Section 13.14 of the Plan.
6.

Transfer Restrictions.  The Phantom Units granted hereunder may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of.  Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby.  Notwithstanding the foregoing, you may assign or transfer the Phantom Units pursuant to a qualified domestic relations order (as defined in Section 414(p) of the Code, or Section 206(d)(3) of the Employee Retirement Income Security Act of 1974, as amended), or with the consent of the Committee (i) for charitable donations; (ii) to your spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), or (iii) a trust for the benefit of you or the persons referred to in clause (ii) (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of this Agreement; and provided further that you shall remain bound by the terms and conditions hereof.

7.

Capital Adjustments and Reorganizations.  The existence of the Phantom Units shall not affect in any way the right or power of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

8.

Phantom Units Do Not Convey Rights as a Stockholder.  You will not have the voting rights or any of the other rights, powers or privileges of a holder of the stock of the Company with respect to the Phantom Units that are awarded hereby.

9.

Employment Relationship.  For purposes of this Agreement, you will be considered to be in the employment of the Company as long as you have an employment relationship with the Company and any of its Subsidiaries.  The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination and the Committee’s determination shall be final and binding on all persons.

10.

Not an Employment Agreement.  This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to guarantee the right to remain employed by the Company or any Affiliate for any specified term.

11.

Limit of Liability.  Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to this Agreement.

By signing this Agreement below, you accept and agree to be bound by all the terms and conditions set forth herein.

PATTERSON-UTI ENERGY, INC.

By:	/s/ C. Andrew Smith
C. Andrew Smith
Executive Vice President and Chief Financial Officer

Acknowledged and Agreed

/s/ William A. Hendricks, Jr.
William A. Hendricks, Jr.

Date: May 11, 2020

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